Exhibit 99.2

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC
NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com
Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BioDelivery Sciences International, Inc. Announces

New Agreement With Hopkins Capital Group

NEWARK, NJ, August 24, 2004 – BioDelivery Sciences International (NASDAQ: BDSI, BDSIW) announced today that it has terminated the previously announced Facility Credit Agreement, dated August 2, 2004, for up to $4 million (the “Facility”) with the Hopkins Capital Group II, LLC (“HCG”), an affiliated entity of BDSI, which is controlled and partially-owned by Dr. Francis E. O’Donnell, Jr., BDSI’s Chairman and CEO, and has entered into a binding, enforceable letter of intent with HCG for an Equity Line of Credit Agreement (the “Equity Line Agreement”) to replace the Facility. The letter of intent is fully binding on HCG, and the parties have agreed to enter into further appropriate documentation to memorialize their agreement by September 3, 2004. The Equity Line Agreement has been approved by BDSI’s board of directors.

Pursuant to the Equity Line Agreement, HCG will agree, as requested by BDSI, to invest up to $4,000,000 in BDSI from August 23, 2004 through March 31, 2006 in consideration of shares of a newly created class of Series B Convertible Preferred Stock of BDSI (the “Series B Preferred”). The holders of the Series B Preferred will be entitled to receive a 4.5% annual cumulative dividend. In addition, the Series B Preferred will be convertible at any time as of or after April 1, 2006 at a price equal to $4.25. The Series B Preferred will rank senior to shares of BDSI’s common stock and BDSI’s Series A Non-Voting Convertible Preferred Stock, will have registration rights, dividend and liquidation preferences and certain other privileges. The Series B Preferred can not be redeemed at the election of HCG, but BDSI has the right, in its discretion at any time, to redeem the shares of Series B Preferred stock for cash equal to the face value of the amount invested under the Equity Line Agreement plus accrued dividends thereon.

BDSI also announced that $1,250,000 was drawn down under the Equity Line Agreement as of August 24, 2004, the proceeds of which have been used by the company in connection with the closing of its acquisition of Arius Pharmaceuticals.

Chairman and CEO Dr. Francis E. O’Donnell, Jr., who is also Managing Partner of The Hopkins Capital Group, stated “Circumstances have required that HCG and BDSI restructure their recent additional financing arrangement. However, it must be stressed that both HCG and BDSI believe that the terms of the Equity Line Agreement are economically similar to the previous debt facility, if not more favorable to BDSI, and that the restructuring, although necessary, will still enable BDSI to accomplish all of the same goals as the prior arrangement.”

Dr. O’Donnell continued, “HCG remains committed to its investment in BDSI, as evidenced by the fact that the new Series B Preferred Stock is convertible only at the $4.25 level, which was the price of BDSI’s initial public offering. As such, this equity financing maintains BDSI’s access to cash to finance operations that existed under the debt facility, but has the added benefit of strengthening BDSI’s balance sheet while at the same time not causing dilution to BDSI’s stockholders.”

Separately, BDSI announced that as of the quarter ended March 31, 2004, it was out of compliance with the cash to total liabilities ratio covenant contained in its $1 million Loan Agreement with Gold Bank. Such loan was entered into by BDSI in April 2003 and has been used to finance equipment at BDSI’s formulation facility in Newark, New Jersey. There is presently approximately $800,000 due under this facility, which is secured by BDSI’s equipment in Newark. BDSI also announced that since May 14, 2004 it has been operating under a Limited Waiver and Forbearance Agreement with Gold Bank pursuant to which Gold Bank agreed, in consideration of a $10,000 fee payment, to waive compliance with the cash to liabilities covenant through June 30, which forbearance period has been extended to September 30, 2004 by the payment of subsequent $5,000 monthly payments. As previously announced in its Form 10-QSB for the quarter ended June 30, 2004, BDSI is actively seeking ways to refinance and repay the Gold Bank debt.

BDSI further announced that Gold Bank has recently expressed concerns about the previous structure of the HCG debt financing and the potential that such financing would impair certain of their rights under the loan documents. Dr. O’Donnell explained, “BDSI has responded to the concerns of our equipment lender by terminating the previously announced debt arrangement and obtaining HCG’s contemporaneous agreement to restructure such financing commitment into an equity line in the same amount so as to cure a possible default. We were pleased to offer this accommodation in a new structure which we believe benefits BDSI, and we will continue our pursuit of opportunities to refinance the Gold Bank debt.” Also today, BDSI announced that Gold Bank has expressed its belief that BDSI’s acquisition of Arius Pharmaceuticals requires the bank’s consent. As announced today, BDSI believes that it has structured such transaction with its counsel to be in compliance with the terms and conditions of the loan documentation relating only to BDSI’s acquisitions of complimentary businesses and the Gold Bank’s consent is not required with respect to an acquisition of this kind.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (buccal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities for surgical and oncology patients.

The Hopkins Capital Group, LLC is a leading private equity fund specializing in healthcare investing. The founder and managing partner, Frank E. O’Donnell, Jr., M.D. is a graduate of the accelerated M.D. program and the Wilmer Institute at Johns Hopkins University. HCG specializes in early-stage investments in disruptive innovations in healthcare. Unlike institutional venture capital funds, HCG provides capital with a timeline expectation of typically five to 10 years. The group typically acquires a controlling interest and leverages its experience, human resources, technology access in other portfolio companies, and commercialization assets to enhance the likelihood of success.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company’s results to differ. Factors that may cause such differences include, but are not limited to, the Company’s ability to accurately forecast the demand for each of its or subsidiaries’ licensed technologies and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company’s ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company’s need for additional funding, uncertainties regarding the Company’s intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company’s filings with the Securities and Exchange Commission.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.